Exhibit 99.1

Contacts:	Brian Heagler (investors) 425-415-6794
Matt Nichols (media) 425-415-6657

FOR IMMEDIATE RELEASE

Microvision reports first quarter of 2003
revenue of $3.5 million

Quarterly revenue from non-government contracts sets all-time high; Company sees strong revenue growth in Q2

BOTHELL, WA — May 8, 2003 — Microvision, Inc. (NASDAQ:MVIS), a leader in light scanning technologies, today reported financial results for the first quarter of 2003.

 Revenue for the first quarter of 2003 was up 11% over the fourth quarter of 2002.  Revenue for the three months ended March 31, 2003 was $3.5 million compared to $3.8 million for the same period in 2002.  Gross profit for the three months ended March 31, 2003 was $2.1 million, a 60% gross margin, compared to $2.0 million, a 52% gross margin for the same period last year.  Revenue in the first quarter of 2003 was derived from ongoing work on development contracts with the U.S. military, non-government development contracts, sales of the Flic™ Laser Bar Code Scanner, sales of the Nomad™ Augmented Vision System, and development contracts at its subsidiary, Lumera.   Revenue from non-government commercial development contracts was $2.0 million, the highest quarterly level in company history, revenue from development contracts with U.S. government agencies was $1.4 million and revenue from product sales was $135,000.

The net loss for the three months ended March 31, 2003 was $7.4 million or $.46 per share compared to the net loss of $8.2 million or $.63 per share for the same period in 2002.  Net cash used in operating activities was $6.7 million for the first quarter of 2003 compared to $8.3 million for the same period in 2002.

The company, including Lumera, ended the quarter with $19.9 million in cash, cash equivalents and investment securities and a contract backlog of $4.4 million.  Subsequent to the end of the quarter, the company signed additional contracts and work orders totaling $2.5 million.  The company expects continued activity in 2003 on a variety of both existing and new projects relating to development activities in the consumer electronics, automotive, medical and defense areas.

The company indicated that it expects second quarter revenue to increase significantly from the first quarter.  The company also expects to reduce its net loss in the second quarter.

“Our contract development work grew in the first quarter, fueled by a record level of non-government development contracts,” said Microvision CEO Rick Rutkowski. “Not only is this a growing source of revenue, but it is an indication of a developing product pipeline in which important customers are well invested. Contract work in the first quarter included contracts from Canon, Johnson & Johnson’s Ethicon Endosurgery unit, BMW, another European automotive company and a world leader in automotive electronics.  While contract revenue can be uneven from quarter to quarter, we expect our overall level of development activity to remain strong throughout the year.”

“Production capacity for Flic is currently in excess of 1,500 units per week, with yields exceeding 90%.  We are confident that we can continue to ramp production capacity while improving yields.  To date, we have received orders for more than 1,600 Flic units and have signed 14 distribution agreements, including our OEM agreement with NCR.  Our sales and marketing efforts continue to focus on rapid growth of our distribution channel and our distribution partners, including NCR, and they are beginning to launch their sales initiatives.  We have proposals or quotes outstanding for over 30,000 units and we expect unit sales to begin ramping in the second quarter.   The response to the Flic product continues to be strong and positive especially in large volume purchase opportunities where its combination of affordability, ease of use and low total ownership costs provide compelling savings.  We have successfully demonstrated prototypes of the Flic Freedom wireless bar code scanner and continue to target the launch of the product in the second half of the year.  Market interest in this product has been strong.

“Early in the second quarter, we decided to consolidate our operations in San Mateo, California, where we were conducting some Flic development activities, to our facility in Bothell.  We determined that we could achieve the same level of productivity with lower overall costs.  We estimate that we will save approximately $1 million over the next year as a result of the consolidation.

“We continue to make progress in developing the market for Nomad.  We recently completed some of our most successful and important field trials to date with both military and commercial customers.  Response to the product and its benefits was favorable and strong. A major aerospace company recently notified us of the selection of Nomad for use in aircraft maintenance. We expect to report on this and the results of our recent trials very soon.  We believe our work on two government contracts will result in substantial improvements to the Nomad display. These enhancements can be the basis for important additions to the product line. We continue to pursue a number of potentially significant opportunities for Nomad and, based on our evaluation of several key opportunities, believe sales of the product can become much more significant as we move into 2004.

“We continue to meet the development milestones in our agreement with Canon.  We anticipate that in mid to late summer, we will be ready to begin the product development phase for the electronic viewfinder application.  We are in active dialogue with a number of the leading consumer electronics companies relating to a range of consumer products, including electronic viewfinder for digital camcorders and displays for gaming and entertainment applications. Each of these is a significant market opportunity and we remain on target to achieve a display engine that we believe uniquely meets the requirements for high volume consumer products. We have also attracted significant interest from well-known and highly qualified manufacturers for high volume production of our low-cost display engine for consumer applications. These relationships will be key to achieving dramatic packaging and cost gains for our display engines for consumer products.

“We’ve had a very strong start to our work in automotive displays in 2003, building on the momentum we developed last year.  We have received work orders and contracts totaling over $1 million so far and we believe additional contracts will be forthcoming.  We have expanded our customer base to include BMW, a second European automaker, and one of the world’s leading Tier 1 automotive suppliers, and we are currently in discussions with several other significant automakers and suppliers.  We have built, or have contracts to build, prototypes for a head-up projection display, and a series of reconfigurable dash and console instruments and controls.  We believe that we are rapidly moving to the product development phase for a number of automotive display applications. Certain of our current and planned development activities will also center on a design that will enable dramatic reductions in size for our head-up display.

New Developments

“We recently reported that we had demonstrated a prototype of a laser scanning camera based on our microscanning platform and that we were in the process of benchmarking our results against a range of commercial imaging products and applications.  We have recently completed our benchmarking study against a commercial 2D bar code scanner and have documented significant advantages in usable range, motion blur immunity and contrast.  We expect to report these results to prospective partners and relevant media soon.  Our strategy is to develop partnerships to accelerate product development for a variety of applications that utilize miniature cameras, including 2D bar code scanning, machine vision and medical imaging.

“We completed a demonstration, with funding from a major Asian display manufacturer, of our microscanning technology for use in a rear- and front- projection display for large screen televisions.  The test was very successful and has resulted in development work on other elements of the system being conducted by our prospective partner. The current plan is for our sponsored development work to resume at the completion of the partner’s activities.

“We continue to develop and evaluate both wearable and handheld product concepts for mobile and cellular communications under contract to one of the world’s leading wireless network operators and under a separate agreement with one of the leading manufacturers of wireless handset and mobile data products. We are seeing renewed interest in this product category as new portable media products emerge from a variety of the world’s leading technology companies.

“We have recently been asked by a major Asian company to submit a proposal for development of an engine for high-speed laser printing applications, based on our core microscanning technology.

“We are also very excited about the new developments at Lumera.  They recently demonstrated a prototype radio frequency phase shifter that has the ability to deliver new levels of precision and performance for several applications, including phased array antenna systems.   Lumera has enormous long-term potential and we remain excited about the company’s future prospects.

“We believe that we are back on track for achieving quarterly sequential revenue increases and we are very encouraged by our results year to date and the promising outlook for the second quarter.  We are well positioned and we believe that we are on track to achieve our objectives for the year, which include establishing Flic as a significant revenue contributor and introducing the Flic Freedom wireless product, developing markets and applications for the Nomad display product and achieving the technology development and partnering milestones needed to bring consumer applications to market.”

Conference Call

Microvision will host a conference call to discuss its first quarter of 2003 financial results at 4:30 p.m. ET today.  Participants may join the conference call by dialing (800) 309-9175 (for U.S. participants) ten minutes prior to the start of the conference.  International participants can dial (706) 634-1455.  Additionally, the call will be broadcast over the Internet and can be accessed from the company’s web site at www.microvision.com.  A telephone replay of the call will be available through 11:00 p.m. ET May 13, 2003 and can be accessed by dialing 800-642-1687 (for U.S. participants) or 706-645-9291 (for international participants).  The conference I.D. code is 9969287.  Also, a replay of the conference call will be available on the company’s web site.

(Table to follow)

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About Microvision: www.microvision.com

Headquartered in Bothell, WA, Microvision Inc. is the developer of the patented retinal scanning display technology and a world leader in micro miniature optical scanning technology for display and imaging applications. The company’s technology has applications in a broad range of military, medical, industrial, professional and consumer information products. Nomad is a trademark of Microvision, Inc.

About Lumera: www.microvision.com

As a subsidiary of Microvision, Inc., Lumera is a world leader in the development of electro-optic devices based on proprietary optical polymers. The company plans to deliver superior and unique component solutions to optical systems suppliers. Lumera plans to supply standard and custom components to systems providers in multiple high-growth product categories.

Forward-Looking Statements Disclaimer

Certain statements contained in this release, including expected results, projections of future revenues, plans for product development and production volume, future development contracts and commercial arrangements, growth in demand, future product benefits and future operations, as well as statements containing words like “believes,”“estimate,” “expects,” “anticipates,” “target,” “plans,” “will”, “could” and other similar expressions, are forward-looking statements that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those projected in the company’s forward-looking statements include the following: our ability to raise additional capital when needed; market acceptance of our technologies and products; our financial and technical resources relative to those of our competitors; our ability to keep up with rapid technological change; our dependence on the defense industry and a limited number of government development contracts; government regulation of our technologies; our ability to enforce our intellectual property rights and protect our proprietary technologies; the ability to obtain additional contract awards; the timing of commercial product launches and delays in product development; the ability to achieve key technical milestones in key products; dependence on third parties to develop, manufacture, sell and market our products; potential product liability claims and other risk factors identified from time to time in the company’s SEC reports, including the Company’s Annual Report on Form 10-K filed with the SEC.  Except as expressly required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changes circumstances or any other reason.

Microvision, Inc.

Consolidated Balance Sheet

(In thousands)

(Unaudited)

	March 31, 2003	December 31, 2002
Assets
Current Assets
Cash and cash equivalents	$16,911	$9,872
Investment securities, available-for-sale	3,037	5,304
Accounts receivable, net	2,013	1,315
Costs and estimated earnings in excess of billings on uncompleted contracts	955	1,073
Inventory, net	244	747
Other current assets	2,134	2,348
Total current assets	25,294	20,659

Property and equipment, net	7,077	7,672
Restricted investments	1,297	1,356
Receivables from related parties, net	1,843	2,043
Other assets	392	537
Total assets	$35,903	$32,267

Liabilities, Minority Interests and Shareholders’ Equity
Current Liabilities
Accounts payable	$1,576	$1,462
Accrued liabilities	5,011	4,309
Billings in excess of costs and estimated earnings on uncompleted contracts	184	230
Current portion of capital lease obligations	79	84
Current portion of long-term debt	65	63
Total current liabilities	6,915	6,148

Research liability	1,477	1,025
Capital lease obligations, net of current portion	73	94
Long-term debt, net of current portion	152	169
Deferred rent, net of current portion	170	192
Total liabilities	8,787	7,628

Commitments and Contingencies	—	—

Minority Interests	5,334	7,223

Shareholders’ Equity
Common stock and paid-in capital	158,644	147,058
Deferred compensation	(1,273)	(1,490)
Subscriptions receivable from related parties	(166)	(166)
Accumulated other comprehensive income	80	121
Accumulated deficit	(135,503)	(128,107)
Total shareholders’ equity	21,782	17,416
Total liabilities, minority interests and shareholders’ equity	$35,903	$32,267

Microvision, Inc.

Consolidated Statement of Operations

 (In thousands, except earnings per share data)

 (Unaudited)

	Three months ended March 31,
	2003	2002

Revenue	$3,537	$3,804

Cost of revenue	1,409	1,811
Gross margin	2,128	1,993

Research and development expense	6,800	7,369
Marketing, general and administrative expense	4,285	4,509
Non-cash compensation expense	465	515
Total operating expenses	11,550	12,393

Loss from operations	(9,422)	(10,400)

Interest income	123	338
Interest expense	(14)	(18)
Realized gain on sale of investment securities	27	—

Loss before minority interests	(9,286)	(10,080)

Minority interests in loss of consolidated subsidiary	1,890	1,854

Net loss	$(7,396)	$(8,226)

Net loss per share before non-cash compensation expense	$(0.43)	$(0.59)
Non-cash compensation expense	(0.03)	(0.04)

Net loss per share — basic and diluted	$(0.46)	$(0.63)

Weighted-average shares outstanding — basic and diluted	15,948	13,042